Contact:	Veronica Garza
Investor Relations
(512) 683-6873

National Instruments Appoints Alex Davern as Chief Operating Officer

CEO Truchard to Intensify Focus on Long-Term Vision and Product Strategy

AUSTIN, Texas – October 1, 2010 – National Instruments (Nasdaq: NATI) announced today that Alex Davern has been appointed executive vice president (EVP) and chief operating officer (COO), effective immediately. As COO, Davern will focus on enhancing the alignment between sales, manufacturing, legal, finance and IT functions to maintain the strength of the core business and drive system-level sales growth. Davern will continue to serve as the National Instruments CFO.

Davern joined National Instruments in 1994 and has been serving as CFO and senior vice president of manufacturing and IT operations since 2002. During Davern’s tenure, he has overseen key business functions within finance, manufacturing and operations, all of which play a key role in enabling the success of the company.

“I believe appointing Alex to chief operating officer formalizes the way we have been doing business for years and will allow us to expand our system-level business more effectively, optimize interaction with target customers and partners and maximize the efficient use of resources,” said Dr. James Truchard, president, CEO and cofounder of National Instruments. “This step also allows me to intensify my focus on product strategy and the long-term vision of the company.”

“Over the past several years, our system-level business has more than doubled, and we have targeted more of our resources toward high-potential market and regional opportunities,” said Alex Davern, EVP, COO and CFO of National Instruments. “The complex nature of system-level orders and our interest in aggressively pursuing new market opportunities heighten the importance of an efficient organizational structure. I am excited about the opportunity to help drive alignment between our customer-facing functions as well as allocate resources to support our core business and drive system-level sales growth.”

About National Instruments

National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 30,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 15 percent of revenue. Headquartered in Austin, Texas, NI has more than 5,000 employees and direct operations in more than 40 countries. For the past 11 years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati. (NATI-G)

LabVIEW, National Instruments, NI, and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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